Exhibit 10.11

First Amendment

To

EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (“Amendment”) is entered into between Intellisync Corporation (formerly known as Pumatech, Inc.) (“Intellisync.) and Woodson Hobbs (“Hobbs”), and amends the Employment Agreement by and between Intellisync and Hobbs dated June 14, 2002 (the “Agreement”).  The Effective Date of this Amendment is August 24, 2005 (“Amendment Effective Date”).

In consideration of the promises and the mutual covenants hereinafter contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             The parties agree to delete the definition of “Severance Period” as described in the Agreement, and replace it with the following modified definition:

“’Severance Period’ means the six month period following an Involuntary Termination,  termination for death or Disability, as well as termination during the Change of Control Period.”

2.             Hobbs agrees that prior to receiving the Severance Benefits described in Section 6 of the Agreement, as well as the increased severance payments to cover Hobbs’ Excise Tax as described in Section 18 of the Agreement, that he will first sign a comprehensive release of claims in favor of the Company or the Company’s successor, substantially in the form attached hereto as Schedule 1.

3.             Except as amended hereby, the remaining terms and conditions of the Agreement will remain unmodified and in full force and effect in accordance with its terms.

4.             Capitalized terms used in this Amendment and not defined herein shall have the meanings given to them or referenced in the Agreement.

5.             This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Amendment may be duly executed and delivered by a party by execution and facsimile delivery of the signature page of a counterpart to the other party, provided that, if delivery is made by facsimile, the executing party shall promptly deliver a complete counterpart that it has executed to the other party.

IN WITNESS WHEREOF, Intellisync and Hobbs have caused this Amendment to be executed, effective as of the date first set forth above.

INTELLISYNC CORPORATION		Woodson Hobbs, an individual

By:	s/ KEITH KITCHEN	By:	/s/ WOODSON HOBBS

Name:	Keith Kitchen	Name:	Woodson Hobbs

Title:	CAO	Date:	10/11/05

Date:	October 11, 2005

SCHEDULE 1

Release Agreement

This Release Agreement (the “Agreement”), dated as of             ,  is entered into by and between Woodson Hobbs (“Executive”) and Intellisync Corporation (the “Company”).

Whereas, Executive and the Company entered into that certain Employment Agreement, as amended, dated June 14, 2002 (the “Employment Agreement”);

Whereas, pursuant to the Employment Agreement, Executive is entitled to certain salary and benefits continuation payments if his employment is terminated other than for “Cause” (as defined in the Employment Agreement) and he first provides a comprehensive release of claims to the Company;

Whereas, Executive and the Company desire to implement the salary and benefits continuation payments contemplated by the Employment Agreement by entering into this Agreement;

THEREFORE, for good and valid consideration the sufficiency of which Executive and the Company hereby acknowledge, Executive and the Company hereby agree as follows:

1.     Executive hereby releases the Company and its shareholders, officers, directors, employees, and legal successors (collectively, the “Releasees”), from any and all claims, liabilities, demands and causes of action, whether known or unknown, which Executive has, may have or claim to have against any of the Releasees as of the date Executive executes this Agreement, including but not limited to all claims, liabilities, demands and causes of action which relate to or arise out of Executive’s employment with the Company or the termination of Executive’s employment with the Company.

2.     Executive hereby agrees not to file any lawsuit or other action to assert such claims, which include, but are not limited to, any claims of wrongful termination, breach of contract, fraud, infliction or emotional distress or any claims of age, race, sex, disability, national origin or other discrimination or harassment under federal, state or local laws prohibiting such discrimination or harassment.

2.     Executive has read Section 1542 of the Civil Code of the State of California, which states in its entirety:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Executive hereby waives any right or benefit he has under Section 1542 or any similar law of any other jurisdiction, including New Hampshire, to the full extent that he may lawfully waive such rights with respect to his release of claims.  Executive acknowledges that he is releasing all known and unknown claims by signing this document.

3.     Executive specifically agrees that this Agreement releases any claims he might under the Age Discrimination in Employment Act (“ADEA”), and that he specifically agrees not to file any lawsuit or other action to assert such a claim.

4.     Executive has carefully read and fully understands this Agreement and the release contained herein and has not relied on any statement, written or oral, which is not set forth in this document.

5.     Executive will be provided up to 21 days from the date this Agreement is presented to him to accept the terms of this Agreement, although he may accept it at any time within those 21 days.  Executive is advised, if he wishes, to consult with an attorney regarding this Agreement.  The Company agrees that Executive’s ADEA release of claims does not apply to any rights or claims that may arise under the ADEA after the Effective Date (as hereinafter defined) of this Agreement.

6.     Executive may accept this Agreement by dating and signing it and returning it to the attention of the Chief Financial Officer at Company.  Once Executive does so, he will still have an additional 7 days in which to revoke his acceptance by sending to Company, to the attention of the Chief Executive Officer,  via fax at (408) 321-3893, and also by first class mail, a written statement of revocation.  If Executive does not revoke, the eighth day after the date of his acceptance will be the “Effective Date” of this Agreement.

Date:
Woodson Hobbs

Date:	INTELLISYNC CORPORATION